Exhibit 99.2

THE SHARPER IMAGE®

650 Davis Street
San Francisco, CA 94111	Corporate Headquarters

FOR IMMEDIATE RELEASE

November 18, 2004

Contact:	Jeff Forgan, Executive Vice President/Chief Financial Officer
The Sharper Image
415/445-1583

SHARPER IMAGE CONFIRMS EARNINGS GUIDANCE FOR FOURTH QUARTER AND FISCAL YEAR 2004; ANNOUNCES RESIGNATION OF CHIEF FINANCIAL OFFICER

San Francisco, CA - Sharper Image Corporation (NASDAQ: SHRP) today confirmed earnings guidance for the fourth quarter and fiscal year ending January 31, 2005 and announced the resignation of the chief financial officer.

The Company’s guidance for the fourth quarter is $1.33 to $1.38 net earnings per diluted share, compared with last year’s fourth quarter net earnings of $1.40 per diluted share. The guidance for fourth quarter’s earnings per diluted share is based on the following assumptions: total Company revenues to increase 15 to 18 percent, comparable store sales to decrease in mid-single digit range with the November comparable store sales with the largest decrease; catalog circulation increasing low double-digits and catalog page circulation increasing approximately 15 percent; advertising expenses increasing slightly faster than sales increases; merchandise gross margin decreasing 200 basis points and overall operating expenses at approximately 43 percent of revenue.

The revised Company guidance for the fiscal year is $1.29 to $1.34 net earnings per diluted share, compared to last year’s $1.65 per diluted share.

Mr. Richard Thalheimer, founder, chair and chief executive officer announced during today’s conference call that the Company’s executive vice president, chief financial officer, Mr. Jeff Forgan, has tendered his resignation from the company in order to pursue personal interests. Mr. Forgan will remain with the Company through the holidays in order to facilitate a smooth transition. Mr. Thalheimer expressed his appreciation for Mr. Forgan’s contributions and wished him and his family well. The company will commence a search for his replacement.

A replay of today’s conference call will be available until 12:00 Midnight Eastern time, November 24, 2004, by dialing 800-642-1687 and entering code number 2019777. The replay of the conference call for the same period is available outside the United States by calling 706-645-9291 and entering code number 2019777.

Sharper Image is a specialty retailer that is nationally and internationally renowned as a leading source of new, innovative, high-quality products that make life better and more enjoyable. A significant and growing proportion of sales are of proprietary products created by the Company’s product development group, Sharper Image Design. The Company’s principal selling channels include 170 Sharper Image specialty stores throughout the United States; the award-winning Sharper Image monthly catalog with annual circulation in excess of 85 million; and its primary Website, http://www.sharperimage.com. The Company also sells its products through its own online auction Website and an online Outlet store to help manage refurbished and close-out inventory; both sites are accessed from the home page of sharperimage.com. The Company also has business-to-business sales teams for marketing its exclusive and proprietary products for corporate incentive and reward programs and for wholesale to selected U.S. and international retailers.

This release may contain forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements are based on our current plans, expectations, estimates, and projections about the specialty retail industry and management’s beliefs about our future performance. Words such as “anticipates,” “expects,” “intends,” “plans,” “believes,” “seeks,” “estimates” or variations of such words and similar expressions are intended to identify such forwarding-looking statements. These statements are not guarantees of future performance and are subject to risks and uncertainties that are difficult to predict and which may cause our actual results and performance to differ materially from those expressed or forecasted in any such forward-looking statements. These risks and uncertainties are discussed in our Annual Report on Form 10-K under “Factors Affecting Future Operating Results” and include our ability to continue to find or develop and to offer attractive merchandise to our customers, changes in business and economic conditions, risks associated with the expansion of our retail store, catalog and Internet operations, and changes in the competitive environment in which we operate. Unless required by law, the Company undertakes no obligation to update publicly any forward-looking statements. However, readers should carefully review the statements set forth in the reports, which we file from time to time with the Securities and Exchange Commission, particularly our Annual Report on Form 10-K, our Quarterly Reports on Form 10-Q and any Current Reports on Form 8-K.